LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                               260 Franklin Street
                              Boston, MA 02110-3173
                                 (617) 748-6800
                            Facsimile: (617) 439-0341





                                November 6, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

          Re: Unitil Corporation, et al. (File No. 70-10161)

Ladies and Gentlemen:

          This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the Application-Declaration on Form U-1 (File No. 70-10161) (the "Application-Declaration") of Unitil Corporation (the "Company" or "Unitil"), a New Hampshire corporation and a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). In the Application-Declaration the Company requested authorization and approval under Sections 6(a) and 7 of the Act with respect to the issuance and sale of up to 717,600 shares of common stock, no par value ("Common Stock") of the Company. On October 20, 2003, the Commission issued an order allowing the Application-Declaration to become effective. See Holding Co. Act Release No. 27739.

          In connection with this opinion, we have examined originals, or copies certified to our satisfaction, of the Application-Declaration, such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company, and such other exhibits, documents, agreements, instruments, and other materials as we considered necessary or advisable in order to render the opinions set forth below. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates, exhibits, documents, agreements, instruments, and other materials. In addition, we have examined such questions of law as we considered necessary or appropriate for the purpose of rendering this opinion.

Securities and Exchange Commission
November 6, 2003
Page 2


          Based on the foregoing, and subject to the final paragraph hereof, we are of the opinion that:

          (1) All state laws applicable to the transactions described in the Application-Declaration have been complied with.

          (2) The Company is validly organized and duly existing under the laws of the State of New Hampshire.

          (3) The shares of Common Stock issued in accordance with the Application-Declaration are validly issued, fully paid and non-assessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the Company's Articles of Incorporation, as amended.

          (4) The consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by the Company.

          (5) The transactions proposed in the Application-Declaration were carried out in accordance with the Application-Declaration.

          The opinions expressed above are subject to the following assumptions or conditions:

          a. The Commission's order, Holding Co. Act Release No. 27739, was duly entered.

          b. No act or event other than as described herein shall have occurred subsequent to the date hereof, which would change the opinions expressed above.

          This opinion is intended solely for the use of the Commission and may not be relied upon by any other person or used for any other purpose. We are not, in this opinion, opining on laws other than the laws of the State of New Hampshire and the federal laws of the United States. We hereby consent to the use of this opinion as an exhibit to the Application-Declaration.



                                     Very truly yours,

                                     /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.